FORM 8-A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

NEXTERA ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419
(State of incorporation)	(Address of principal executive offices, including zip code, and phone number)	(I.R.S. Employer Identification No.)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
7.234% Corporate Units	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file numbers to which this form relates:

333-278184, 333-278184-01 and 333-278184-02.

Securities to be registered pursuant to Section 12(g) of the Act:

None

The Commission is respectfully requested to send copies of all notices, orders and communications to:

Charles E. Sieving, Esq.

Executive Vice President, Chief

Legal, Environmental and Federal

Regulatory Affairs Officer

NextEra Energy, Inc.

700 Universe Boulevard

Juno Beach, Florida 33408

(561) 694-4000

Thomas P. Giblin, Jr., Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000	Julia M. Tosi, Esq. Squire Patton Boggs (US) LLP 1000 Key Tower, 127 Public Square Cleveland, Ohio 44114 (216) 479-8500

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The class of securities to be registered hereby is Corporate Units (“Corporate Units”) of NextEra Energy, Inc., a Florida corporation (the “Company”), each consisting of (i) a purchase contract to be issued by the Company that will obligate holders of such Corporate Units to purchase the Company’s common stock, $.01 par value, by no later than November 1, 2027, and (ii) initially a 5% undivided beneficial ownership interest in a Series O Debenture due November 1, 2029 (the “Debentures”) to be issued in the principal amount of $1,000 by NextEra Energy Capital Holdings, Inc., a Florida corporation and a wholly-owned subsidiary of the Company (“NEE Capital”), which Debentures are absolutely, irrevocably and unconditionally guaranteed by the Company.

For a description of the Corporate Units, reference is made to (i) the Company’s Prospectus Supplement dated October 29, 2024 and accompanying Prospectus dated March 22, 2024, and (ii) Registration Statement Nos. 333-278184, 333-278184-01 and 333-278184-02 (“File No. 333-278184”) on Form S-3 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on March 22, 2024, by the Company, NEE Capital and Florida Power & Light Company, which description is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit	Description

1.	Form of Purchase Contract Agreement (incorporated herein by reference to Exhibit 4(cg) to Form S-3, File No. 333-278184).

2.	Form of Pledge Agreement (incorporated herein by reference to Exhibit 4(ch) to Form S-3, File No. 333-278184).

3.	Form of Remarketing Agreement (incorporated herein by reference to Exhibit 1(h) to Form S-3, File No. 333-278184).

4.	Form of Corporate Unit Certificate (incorporated herein by reference to Exhibit A to Exhibit 4(cg) to Form S-3, File No. 333-278184).

5.	Indenture (For Unsecured Debt Securities), dated as of June 1, 1999, between NextEra Energy Capital Holdings, Inc. and The Bank of New York Mellon, as Trustee, relating to NextEra Energy Capital Holdings, Inc.’s Unsecured Debt Securities (incorporated herein by reference to Exhibit 4(a) to Form 8-K dated July 16, 1999, File No. 1-8841).

6.	First Supplemental Indenture to Indenture (For Unsecured Debt Securities) dated as of June 1, 1999, dated as of September 21, 2012, between NextEra Energy Capital Holdings, Inc. and The Bank of New York Mellon, as Trustee (incorporated herein by reference to Exhibit 4(e) to Form 10-Q for the quarter ended September 30, 2012, File No. 1-8841).

7.	Form of Officer’s Certificate relating to NextEra Energy Capital Holdings, Inc.’s Senior Debt Securities, including form of Senior Debt Securities, issued as a component of Corporate Units (incorporated herein by reference to Exhibit 4(av) to Form S-3, File No. 333-278184).

8.	Guarantee Agreement, dated as of June 1, 1999, between NextEra Energy, Inc. (as Guarantor) and The Bank of New York Mellon (as Guarantee Trustee) (filed as Exhibit 4(b) to Form 8-K dated July 16, 1999, File No. 1-8841).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 29, 2024	NEXTERA ENERGY, INC.

	By:	/s/ David Flechner
	Name:	David Flechner
	Title:	Vice President, Compliance &
Corporate Secretary

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